Exhibit 99.1

For additional information, contact:
T. Heath Fountain
Executive Vice President and
   Chief Financial Officer
(229) 878-2055

HERITAGE FINANCIAL GROUP, INC. ANNOUNCES
STOCK REPURCHASE PROGRAM

Albany, Ga. (December 23, 2011) – Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced that its Board of Directors has approved a new stock repurchase program.  The program authorizes the Company to repurchase up to approximately 5% of its outstanding common stock, or approximately 435,000 shares.  Repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and will depend on market conditions.  The new program will expire in December 2012 unless completed sooner or otherwise extended.

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 23 full-service branch locations and 11 mortgage offices.  As of September 30, 2011, the Company reported total assets of approximately $1.1 billion and total stockholders' equity of approximately $124 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

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